CERTIFICATE OF AMENDMENT
                                       TO
              THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

     Cognizant Technology Solutions Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: That the Certificate of Incorporation of the Corporation was originally filed with the Office of the Secretary of the State of Delaware on April 6, 1988 and was amended and restated on June 12, 1998 (the "Certificate").

     SECOND: That Article IV A of the Certificate is hereby amended to read, in its entirety, as follows:

                                   ARTICLE IV
                                   ----------

     A. The total number of shares of stock that the Corporation shall have authority to issue is One Hundred Forty Million (140,000,000) of which (i) One Hundred Million (100,000,000) shares shall be shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and Twenty-five Million (25,000,000) shares shall be shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock") (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the "Common Stock"), and
(ii) Fifteen Million (15,000,000) shares shall be shares of Preferred Stock, $.10 par value per share (the "Preferred Stock")."

     THIRD: That the aforesaid amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                                     *******



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     IN WITNESS  WHEREOF,  the  Corporation  has caused this  Certificate  to be signed by its duly elected Chairman of the Board and Chief Executive Officer on this 30th day of May, 2000.
     ----

                                           By: /s/ W.A. Mahadeva
                                              ----------------------------
                                               Wijeyaraj Mahadeva,
                                               Chairman of the Board and
                                               Chief Executive Officer